Exhibit 3.18

US LEC iTEL, L.L.C.

A North Carolina Limited Liability Company

OPERATING AGREEMENT

OPERATING AGREEMENT

OF

US LEC iTEL, L.L.C.

a North Carolina Limited Liability Company

THIS OPERATING AGREEMENT, is made and entered into as of the ____ day of ____________, 2006, by and among US LEC iTEL, L.L.C., the North Carolina limited liability company which is the subject of this Agreement (the “Company”), and US LEC Communications Inc., a North Carolina corporation and the Company’s sole member (the “Member”).

ARTICLE I

DEFINITIONS AND GLOSSARY OF TERMS

“Act” shall mean the North Carolina Limited Liability Company Act set forth at Chapter 57C, Article 1, North Carolina General Statutes.

“Agreement” shall mean this Operating Agreement as amended from time to time.

“Articles” shall mean the articles of organization, together with any amendments thereto, required to be filed by the Company pursuant to the Act.

“Cash Flow” shall mean cash available to the Company as a result of the operations of the Company and the sale or refinancing of Company property after (i) payment of all expenses, costs, amortization of indebtedness of the Company, (ii) acquisition of investments or other capital assets and (iii) the establishment of reasonable reserves for working capital, debt service, contingencies, investments, and replacements.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor federal revenue law and any final treasury regulations, revenue rulings, and revenue procedures thereunder or under any predecessor federal revenue law.

“Company” shall refer to the limited liability company created under this Agreement and the Articles.

“Distributions” shall mean distributions of cash or other property made by the Company to the Member from any source.

“Income” shall mean the net income (including tax exempt income) of the Company or any separately allocable item thereof.

“Interest” shall mean all of the rights created under this Agreement or under the Act of the Member with respect to the Company and the Company property.

“Losses” shall mean the net loss of the Company or any separately allocable deduction of the Company, including expenditures of the Company not deductible in computing its taxable income and not properly chargeable to a capital account.

Certain other capitalized terms not defined above shall have the meanings given such terms in the Agreement.

ARTICLE II

FORMATION; NAME; PURPOSES; OFFICE; TERM

SECTION 2.1. Company Formation. The Company shall be formed as a limited liability company under and pursuant to the Act. The Member shall execute and file all such instruments or documents and shall do or cause to be done all filing, recording, or other acts, as may be necessary or appropriate from time to time to comply with the requirements of law for the formation and/or operation of a limited liability company in the State of North Carolina.

SECTION 2.2. Name of Company. The name of the Company shall be US LEC iTEL, L.L.C.

SECTION 2.3. Purposes. The purposes of the Company are as follows:

(a) To establish for the benefit of the Member a business engaged in the provision of local exchange, exchange access, intrastate long distance and other telecommunications services to residential and business customers.

(b) To do all things reasonably incidental to the purposes described in subsection (a).

(c) All such other purposes which the Member may determine.

The Company may execute, deliver and perform all contracts and other undertakings and engage in all activities and transactions as may be necessary or advisable to carry out the foregoing objects and purposes.

SECTION 2.4. Registered Office and Principal Place of Business. The registered office of the Company shall be maintained at 225 Hillsborough Street, Raleigh, North Carolina 27603, or at such other place as the Member may determine, and the initial registered agent at such address shall be CT Corporation System. The principal place of business of the Company shall be maintained at such place as the Member may determine.

SECTION 2.5. Commencement and Term. The Company shall commence upon the filing of the Articles in the office of the Secretary of State of the State of North Carolina, as required by Section 2.1 hereof, and shall continue indefinitely, until terminated as provided herein.

ARTICLE III

CAPITAL CONTRIBUTIONS, LIABILITY OF MEMBER

SECTION 3.1. Initial Contributions. The Member may at its discretion, but is not obligated to, contribute capital to the Company from time to time.

SECTION 3.2. Limited Liability of Member. The Member shall have no personal liability for any debts or losses of the Company beyond its Interest, except as provided by law. Except as may be required under the Act, the Member shall not be liable for any debts or losses of capital or profits of the Company or be required to contribute or lend funds to the Company. The Company herewith indemnifies and holds harmless the Member from any and all loss, damage, liability, or expense incurred by it at any time by reason of or arising out of any act performed by it on behalf of the Company or in furtherance of the interest of the Company.

ARTICLE IV

MANAGEMENT OF THE COMPANY

SECTION 4.1. Execution of Company Contracts. All contracts and agreements undertaken by the Company, and any other documents, instruments, certificates and filings shall be executed by the Member or such person or entity as may be empowered by this Agreement or designated in writing by the Member to execute any contract, agreement, document, instrument, certificate or filing, and in such contracts the Company shall be identified as a limited liability company.

SECTION 4.2. Powers and Authority of Member. The Member, by virtue of its status as the sole Member, shall be the manager of the Company and shall be the authorized agent of the Company for all actions. The Member shall have full power, authority and duty to do any and all acts and incur such expenses on behalf of the Company as may be necessary or advisable in connection with the conduct of the Company affairs. The Member may delegate authority herein to any officers it may appoint or other parties as the Member may determine in its sole discretion.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

SECTION 5.1. Allocation of Income and Losses. All Income and Losses for each calendar year, or fraction thereof, as the case may be, shall be allocated in full to the Member.

SECTION 5.2. Distributions of Cash Flow. Distributions of Cash Flow shall be made at the sole discretion of the Member.

SECTION 5.3. Distributions and Payments Upon Termination and Winding Up. In the event of the termination and winding up of the Company, the assets of the Company (after any allocations and distributions pursuant to Sections 5.1 and 5.2 hereof) shall be applied and distributed in the following priorities:

(a) First, to the discharge of debts and obligations of the Company, including loans from the Member;

(b) Second, to fund reserves for contingent liabilities;

(c) Third, to the Member.

ARTICLE VI

DISSOLUTION OF THE COMPANY

SECTION 6.1. Dissolution of the Company. The Company shall be dissolved upon the happening of any of the following events, whichever shall first occur:

(a) the death, dissolution, adjudication of incapacity, voluntary filing or involuntary adjudication of bankruptcy, or the liquidation, receivership or assignment for the benefit of creditors of the Member, or other event of withdrawal under the Act; or

(b) upon the written determination of the Member.

SECTION 6.2. Winding Up and Liquidation.

(a) Upon the dissolution of the Company, its assets shall be sold and liquidated, and its affairs shall be wound up as soon as practicable thereafter by the Member. In winding up the Company and liquidating the assets thereof, the Member, its successors or assigns, or any person designated by the Member for such purpose, may arrange for the collection and disbursement to the Member of any future receipts from the Company property or other sums to which the Company may be entitled, or may with the approval of the Member sell the Company’s assets to any person on such terms and for such consideration as shall be approved by the Member.

(b) Upon the dissolution of the Company, the assets, if any, of the Company available for distribution and any net proceeds from the liquidation of any such assets, shall be applied and distributed to the payment of liquidating Distributions as provided under Section 5.3 above.

ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.1. Amendment Interpretation and Construction. This Agreement contains the entire operating agreement of the Company and the Member may amend or modify this agreement at any time. Where the context so requires, the masculine shall include the feminine and the neuter and the singular shall include the plural. The headings and captions in this Agreement are inserted for convenience and identification only and are in no way intended to define, limit, or expand the scope or intent of this Agreement or any provision hereof. Unless otherwise specified, the references to Section and Article in this Agreement are to the Sections and Articles of this Agreement.

SECTION 7.2. Governing Law: Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina. The parties hereto hereby submit to the jurisdiction of the courts of the State of North Carolina for the adjudication of any matter arising with respect to this Agreement.

SECTION 7.3. Partial Invalidity. In the event that any part or provision of this Agreement shall be determined to be invalid or unenforceable, the remaining parts and provisions of this Agreement which can be separated from the invalid, unenforceable provision or provisions shall continue in full force and effect.

SECTION 7.4. Binding on Successors. The terms, conditions, and provisions of this Agreement shall inure to the benefit of, and be binding upon the Company and the Member and their respective heirs, successors, distributees, legal representatives, and permitted assigns. However, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

SECTION 7.5. Statutory Provisions. Any statutory or regulatory reference in this Agreement shall include a reference to any successor to such statute or regulation and/or revision thereof.

SECTION 7.6. Certificates. The Company may cause the Interests to be certificated by issuing a certificate evidencing the Interests or Units representing the Interests. Any such certificate or certificates, and the Units or Interests when so certificated, shall constitute securities governed by Article 8 of the Uniform Commercial Code as enacted in the State of North Carolina.

IN WITNESS WHEREOF, the undersigned have executed this Operating Agreement as of the day and year first above written.

COMPANY:	US LEC iTEL, L.L.C.

	By:	US LEC COMMUNICATIONS INC.
	Title:	Member

By:
	Title:	Assistant Secretary

MEMBER:	US LEC COMMUNICATIONS, INC.

By:
	Title:	Assistant Secretary